Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 07/27/2022 11:00 AM ET

Company Participants

Douglas Col - Executive VP, CFO & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Amit Mehrotra - Deutsche Bank

Ariel Rosa - Crédit Suisse

Bascome Majors - Susquehanna

Christian Wetherbee - Citigroup

Jack Atkins - Stephens

James Monigan - Wells Fargo

Bruce Chan - Stifel

Jon Chappell - Evercore ISI

Ken Hoexter - Bank of America

Tyler Brown - Raymond James & Associates

Ravi Shanker - Morgan Stanley

Scott Group - Wolfe Research

Tom Wadewitz - UBS Investment Bank

Todd Fowler - KeyBanc Capital Markets

Operator

Good day, ladies and gentlemen, and welcome to the Saia, Inc. second quarter 2022 Earnings Call. Today's call is being recorded.

At this time, I would like to turn the conference over to Mr. Doug Col, Saia Executive Vice President and Chief Financial Officer. Please go ahead, sir.

Douglas Col

Thank you, Kyle. Good morning, everyone. Welcome to Saia's second quarter 2022 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should note that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning, and thank you for joining us to discuss Saia's second quarter results. Our second quarter revenue of $746 million surpassed last year's second quarter revenue by 30.5% and is a record for any quarter in our company's history. Shipments per workday grew by 1.8%, and pricing and business mix management efforts drove an increase in yield, excluding fuel surcharge of nearly 15%.

Our LTL revenue per shipment, excluding fuel surcharge, was 16% higher year-over-year. Business trends remained good through the quarter, and our daily shipment activity across the quarter was roughly 32,000 shipments per day. Service levels continue to improve across all KPIs year-over-year, and we posted another solid cargo claims ratio of 0.57% for the quarter.

Keeping the customers first is a core value for Saia. And in doing so, we're able to build upon our strong service reputation and enhance the value proposition we offer our customers. Getting closer to our customers to provide higher levels of service is an important part of this value proposition. And in the quarter, we opened four new terminals in new markets and we've opened a total of five year-to-date. Our customers appreciate our commitment to meeting their supply chain needs. And as a result, we realized an average increase in our contractual renewals in the second quarter of 11.7%. It's good to see when our customers win, we win.

I'll touch on our outlook for the rest of the year and our planned terminal openings after Doug reviews second quarter financial performance.

Douglas Col

Thanks, Fritz. Second quarter revenue increased by $174.2 million to $745.6 million. The components of revenue growth in the quarter were as follows: tonnage grew 2.8%, a combination of 1.8% shipment growth and a 1.1% increase in our average weight per shipment. Length of haul was essentially flat at 910 miles. Yield, excluding fuel surcharge, improved by 14.9% and yield increased by 26.3% including fuel surcharge. Fuel surcharge revenue increased by 97.4% and was 21.7% of total revenue compared to 14.4% a year ago.

Now, let's discuss a few key expense items in the quarter. Salaries, wages and benefits increased 9.8%, driven by wage increases across our driver and dock workforce. Our headcount is up approximately 14% year-over-year. Additionally, our August 2021 wage increase of approximately 4.7% contributed to this increase on a year-over-year basis.

Purchase transportation cost increased by 47% compared to the second quarter last year and were 12.3% of total revenue compared to 10.9% a year ago. Truck and rail PT miles combined were 19.3% of total line haul miles in the quarter compared to 18.4% in the second quarter of 2021. Fuel expense increased by 82.9% in the quarter, while company miles increased 6.8% year-over-year. The increase in fuel expense was primarily the result of national average diesel prices rising by over 70% on a year-over-year basis.

Claims and insurance expense decreased by 18% in the quarter compared to the second quarter last year, reflecting decreased frequency and accident severity in that expense line. Claims and insurance expense was up 32.4%, or $3.5 million, sequentially from the first quarter.

Depreciation expense of $36.9 million in the quarter was 6.6% higher year-over-year, driven by our investments in real estate, equipment and technology. Total operating expenses increased by 22.8% in the quarter and with the year-over-year revenue increase of 30.5%, our operating ratio improved by 510 basis points from a year ago to 80.4%.

Our tax rate for the second quarter was 24.4% compared to 24.3% in the second quarter last year, and our diluted earnings per share were $4.10 compared to $2.34 in the second quarter a year ago. We continue to anticipate capital expenditures for 2022 will be in excess of $500 million. We also anticipate an effective tax rate for the full year of approximately 24% to 25%.

I will now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Doug. Well, as I stated earlier, business levels remained steady through the quarter, and our plan for terminal openings this year is on track. Along with the five new openings we completed already this year, we'll open a new facility Monday in Binghamton, New York and a new facility in the Chicago land area later in August. Beyond these facilities, we expect to open an additional five to seven through the end of the year. These openings are critical to our strategy of enhancing our service offering.

Our pipeline for terminal openings carries well into 2025. We'll update you more on detailed opening and relocation plans for 2023 as part of our Q3 conference call. One of the benefits of our organic expansion process over the last several years is that we can throttle it up or back depending on market conditions. However, our growth through the end of the year and beyond is not dependent exclusively upon new market openings. Openings within existing markets are especially attractive because they can increase the efficiency of our operations. We continue to build on successful openings over the course of several years. As we open these facilities, we're seeing strong customer acceptance and opportunities to continue to focus our efforts on customers that find value in our service offerings.

In Atlanta, for example, we've seen higher growth and improved profitability in the market because of our new terminal in the Northwest side of town. We opened the facility just last December, and we're already seeing significantly improved service for our customers and synergies for sales and operations. We expect the Atlanta market to benefit further from the June openings of terminals in Macon and Valdosta to the south of Atlanta, along with an additional Metro Atlanta terminal opening planned for 2023. The success seen in these recent openings is only in the early stages.

Each new opening confirms our strategy of getting closer to the customer and adding value to their supply chain. We continue to see great response from our existing customers who ask us to handle their freight needs in the new markets, and then as our brands grow in the market, new customers are onboarded. Internally, we track customer satisfaction on a daily basis, and KPIs are focused on customer satisfaction. Our Net Promoter Scores have improved for five consecutive quarters, further validating our customer first strategy, a testament to the exceptional service provided by our team members across our growing map.

In total, as Doug mentioned, we expect to invest over $0.5 billion this year in real estate, equipment and technology. Equipment deliveries continue. And while I wouldn't say the supply chain is back to normal, it does seem that the disruption has slowed.

So before moving on to questions, I'll just say that our view of the current environment remains constructive, and our customers overall appear to be positive for the second half of the year. You see in our results and recent contract renewals, so we're able to price to meet the inflationary costs in our business and we'll continue to focus on providing the best customer experience and provide differentiated service.

With that said, we're now ready to open the line for questions, operator.

Operator

(Operator Instructions) We'll take our first question from Scott Group with Wolfe Research.

Scott Group

Can you just start with the monthly tonnage trends in July and then maybe the typical question you get on the sequential OR trend for Q3?

Douglas Col

Sure, buddy. So the April and May numbers were out in a release in early June. But for the full month of June, shipments were up 1% and tonnage was up 1% as well. So far in July, we'd report that shipments are down about 1.5%. And for us, tonnage is up about 2.5%.

And then in terms of the normal kind of guidance on sequential OR from Q2 to Q3, we think it's going to be in line with our historical trend of around 100 basis points [worse]. That's usually driven by our July wage increase. And this year's increase was right around 4.7% and on the number side, it's a record increase. So we are early into the quarter, but we've tried to hold our historical 100 basis points would be our hope.

Scott Group

Okay. And the weight per shipment widening. Is that comp? Or is that actual weight per shipment trends trending higher?

Douglas Col

Yes, the weight per shipment trends have trended a little bit higher out of Q2 into July. And on a year-over-year basis, it's up nicely and that's primarily our efforts around pricing and kind of controlling the mix of business we bring in.

Scott Group

Right. And also maybe just about the...

Douglas Col

It may point to, our view is it may point to a little bit different dynamic. It works for industrial customers versus some of the things we hear on retail, right? So we, as LTL carriers, are exposed to the industrial economy, and it seems to have been doing a little better maybe than what we've seen on some of the retail reports. So that would help weight, too, for all of us, if that was the case.

Scott Group

Right. That makes sense. And then maybe just last thing. So it sounds like the contractual renewals accelerated. Do you think you can maintain sort of double-digit yield growth ex fuel into the back half of the year given the renewal trend that you're seeing?

Douglas Col

Well, I mean, it's been positive, and we continue to be surprised at how well our customers are able to accept it and, I guess, pass it along, right? I mean the inflation is not good across the economy. But the contractual renewals, as you know, have always kind of signaled to us what the customer expects, and they agree to it because they feel like they absorb it, I think.

So we don't give a lot of guidance on the yield outlook. But we're seeing enough cost inflation in the business that we think it's the right path. Now it will be interesting to see as some of the larger carriers come out in the fall with their expectations or guidance on a GRI where that goes. I mean last year was a record GRI for most of us. So that will be the next kind of big sign on pricing, I think, when we start to see with some of the largest carriers come out with GRI guidance.

Operator

We'll take our next question from Ravi Shanker with Morgan Stanley.

Ravi Shanker

How do you think about capacity growth into the back half of this year and into next year, especially if there's a recession, kind of? Do you feel like it's time to pull back and kind of tighten the belt? Or do you think there's an opportunity to actually push forward your advantage?

Frederick Holzgrefe

Yes. Good question. I mean, I commented in the earlier notes that we're marching ahead with our second half plan with openings. And I think we're very focused on providing service to customers and that those openings are an important part of that. I would also add that the openings that we have on the docket for the balance of the year and, frankly, many of the next year are ones that we're thinking about are sort of long term, sort of 10- to 15-year sort of facilities. So growth for us isn't dependent on that. But when we look at these facilities, at markets that we're already in, these are interesting opportunities for us because not only do they provide incremental service to the customer, but there's an efficiency for us as well.

So I think that there are many of these that we are actually going to benefit from. So I think the environment as is right now, I would say that we continue to march on. We'll remain disciplined around this. And then maybe asset prices come down in the future, I don't know, but we continue to see opportunities, and we'll execute our plan because we can control that.

Ravi Shanker

Got it. And maybe a related follow-up. I mean you guys can afford to do that because you're doing 20% op margins, but a lot of your smaller peers don't have the bandwidth to do that. And so how do you think this plays out in the next few quarters? Are you hearing signs that maybe there's some pressure on some of the smaller players and they maybe have to exit the industry because of new regulations and inflation costs and such? And kind of what's the opportunity for you guys to pick up on some of that share?

Frederick Holzgrefe

Well, I mean, we don't necessarily compete in that sort of the super-regional markets like that or the close in markets, but there may be assets that become available. There have been, as you've seen, a few smaller operators that have exited in the last few months. And we know that this is a capital-intensive business that requires ongoing investment. And customers have an expectation that if you're going to provide, you've got to provide great service and because you got to get paid for the great service, you have to do that. And then if you're in a position you can't do that, then you probably aren't going to do very well in this market. And maybe that creates an opportunity for us around real estate or locations and such.

So our focus really is to focus on what we can control, deliver great product and service to our customers and see what that leads to. I think it's got pretty good result. And I think you've seen the results. And I think for somebody that's undercapitalized, not able to make the investments or have that commitment to the customer, it's going to be a little bit more challenging.

Operator

We'll take our next question from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Fritz, sticking with the network expansion commentary, maybe kind of two questions on that to start. Number one, as we think about kind of the start-up costs, it seems like with the size of the business, when we think about the expansion in the second half of the year, you're not really signaling any drag on the margins as you open these new facilities. So I want to make sure I got that piece right.

And then number two, when we think about kind of the volume opportunity or the tonnage opportunity, would you expect as you're opening these new facilities to be able to outgrow the market? Or is there some trade-off within the network where you're pruning some freight or doing some things differently? I'm just trying to think about the growth that these facilities can contribute.

Frederick Holzgrefe

Yes. So Todd, good questions. The types of facilities we're opening are - there are two different types. There's some that we are getting into a new market, maybe providing coverage in a remote area. Maybe it's an area that we have a cartage carrier that we're using to provide service, and we're going to replace that with Saia service. So that's an upgrade for the customer, probably a little bit of a cost reduction for us. And we've moved in the market ourselves and not using cartage carriers, so that's positive.

In other markets, I've pointed out on the call that the Chicago market, we've got a great presence in Chicago today. What this does for us is adding the facilities is that we can provide a heightened level of service to customers in the area in which this new terminal will operate. And if you look at the other facilities that we've added, we've added three now in Chicago in an area that we only had two before.

So although there are incremental costs associated with that, there's also savings and the synergy around it. When you can build density in the legacy terminals, you can eliminate or reduce stem times, in some cases, in the new facilities. And when you're doing that, you're providing a benefit to the customer. So there's an opportunity to potentially grow some incremental share of the customer because you can provide that service. So the reason we don't note the drag is because we think they're either they're small or, as I just laid out, there are opportunities for us to actually enhance our, sort of, OR over time.

Todd Fowler

And any thoughts on kind of the volume or the tonnage ramp with the facilities?

Frederick Holzgrefe

It depends. In the early stages for some of these that are intramarket, it may simply be that we have, instead of trying to service from the existing or legacy Chicago terminals, we're now going to do it out of a new terminal. So that's not incremental volume necessarily, but we'll build some efficiency and it will create some growth down the road. So I don't have a call out for that. But at the start, there's a cost savings, for sure.

Todd Fowler

Yes. Okay. Got it. That makes sense. And then just a follow-up, and I know you've been asked this several times, but I just want to kind of go through it again. Just given the big step function that you've seen in the OR over the last, let's call it, three or four years at this point, can you just speak to your thoughts around sustaining the OR at these levels?

I mean you're right at the cusp of a sub-80 OR, which is commendable. It's a very notable improvement from where the business has been historically. So can you help share your thoughts and help us think about keeping the business at these levels in a different economic environment or if pricing cools off or things change a little bit?

Frederick Holzgrefe

Sure. Fair. We look at this and we say we're, first and foremost, we're focused on the customer. So we take care of the customer, we provide great service, great coverage, low claims ratio. That's a differentiator. We look around and see what market pricing is. And quite honestly, although we've had great improvement in the second quarter and our contractual renewals look good, the reality of it is, is that we're not where we want to be from a market perspective.

So although the pace of improvement may slow over time, I think we're here to stay because our team is delivering that repeatable service. And you know what, regardless of the market, we need to get paid for it. The increases over time may not be at the same rate, but the reality of it is there's still an opportunity for us. We're thrilled with the 80.4 OR in the quarter. But frankly, the capital required in this business requires us to continue to drive this lower. And right now, the pace may slow, but I don't see an opportunity that this has somehow gone away. I think we still grow through this.

Operator

Next question from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

I'm trying to reconcile the decline in shipments with the footprint expansion. I would have just thought there maybe was opportunity to show us a little bit of acyclicality on shipments given the expansion. Maybe it's just a little bit too early.

Also, I know that you guys are kind of proactively managing the mix of freight and so maybe that has something to do with it. But Fritz, can you just give us a peek under the hood a little bit in terms of what's happening and why are shipments declining when the footprint is expanding?

Frederick Holzgrefe

We're very focused on growing profitability in this business. And you'll see that we spend a lot of time internally on driving mix of business. And mix of business or identifying customers that say, "Saia is doing a great job and it's appropriate to pay for this outstanding service." And that's our focus.

So there may be times where we exit businesses even in legacy terminals or not accept business in new terminals because the pricing is not appropriate for the service levels being provided. So we don't spend a tremendous amount of time concerned about shipments. We spend a tremendous amount of time focused on driving profitability so we can continue to invest in the business and maintain the service levels. So as I look at what's just happened in July, it's the trend in July, I don't necessarily worry about that. I focus more on what are we doing to drive incremental value in the business and finding those customers that really embrace what they get from Saia.

Douglas Col

I'd say that -- Amit, remember, in terms of the terminal openings, while there's terminals out there like Atlanta and Northwest or maybe Northeast when it comes on board next year, that provide opportunities to open up in really good freight markets. We are adding a lot of terminals to fill out our map that are good freight markets because our customers and our existing systems say, "Hey, I'd used Saia if they went here," or "I'd use Saia if they went there." Not necessarily because that market initially is a big market to pick up outbound shipments, which is how we measure our shipment growth. But it's a service point. To Fritz' comments, if we're there and can provide really good service, we know we can charge for it.

And we know when we open those types of terminals that our customers do accept us. We're handling all this business for them and we go in and the salesperson can say, "Hey, did you know we can now go to A, B and C for you as well?" Oh, yes, that makes it easy for the customer. You take those shipments for me, too. And then we can charge a nice premium price going into that new market. And as the brand develops, whatever outbound shipments that are in that market, we'll get our share of those too. But not all these terminals are moving the needle because they're in great big freight markets.

Amit Mehrotra

Yes. Okay. That makes sense. And then just a quick one for me. So Fritz, historically, you've talked about this 100 to 200 and then 100 to 200 basis points of margin improvement. It seemed like margin expansion opportunity even in a freight environment that was less accommodative or positive as it has been over the last couple of years. So as we think about this potential market that we're in right now or entering, do you still see opportunity to expand margins after this pretty impressive run that Saia has had? Or do we take a little bit of a pause relative to the 100 to 200 basis point margin improvement target?

Frederick Holzgrefe

Yes. We're not intending to take a pause. I mean we look at this and we say, there's still -- there are -- best-in-class is into this below 70s now, right? So we look at that and we say we can provide great service, and we need to be at market around pricing and around -- because we're above market around service and quality. So in that case, we can drive that.

I think on the other piece of it, part of the story that is not seen is that we have really focused the last two or three, four years on core execution and being able to manage cost efficiencies, productivity through a pretty challenging environment during the pandemic time and all the disruption that came along with that. We like those capabilities that we've developed. And I think as you go through a more challenging macro environment, potentially, we have the capabilities to manage through that pretty well. And I think when you're maintaining very high levels of service, you ought to be able to expect continued OR improvement over time.

Amit Mehrotra

Yes. That makes sense. And one last one. I know I'm over my allotment, but I just want to ask this quick follow-up question. One of the questions I get a lot is the fuel impact on the operating ratio - on the bottom line, on the EBIT dollars. We've tried to attack this. I think you guys do provide some good disclosures around fuel surcharge revenue and then being able to isolate the fuel expense. It just seems like for the industry as a whole, anywhere from 20% to 80% of the profit improvement over the last three years has actually come from a net fuel benefit. I think for Saia, it's actually been pretty low, call it, 20%. I don't know if you agree with that or not.

And then if fuel prices moderate over the next couple of years, does that inherently give you a headwind on profit, dollars and margins because of how the fuel mechanism works as a percentage of the base rates?

Douglas Col

Yes. I mean, I think your term moderate is the right way to look at it. Yes, it's gone up quickly. There's a bit of a short-term headwind when prices at the pump are going up week after week, there's a little bit of a headwind. But the net effect of diesel prices being a lot higher does allow us to earn a fuel margin on that investment we make around refueling infrastructure. But unless you think there's some kind of supply shock that's going to drive diesel prices back to $4 or something, a gradual kind of decline in overall national average diesel prices would have an impact on those operating income dollars.

But the OR, we think that the impact is very less because we've continuously been raising base rates and focusing on making sure the customer's account earns the proper return for us, excluding what's going on with the fuel bucket. So as we've raised those base rates, whatever the surcharge percentage is, if it comes down from -- the tables are at 50% and they come down to 40%, that's being offset by our work on the base rates.

Operator

We'll take our next question from Bascome Majors with Susquehanna.

Bascome Majors

Can you talk a little bit about the CapEx guidance? You've given a directional look above $500 million since the beginning of the year. With the terminals that you plan to open coming a little more into focus, is that coming into greater focus? And any thoughts on what that could look like in 2023 within admittedly wide range?

Douglas Col

Yes. Thanks for the question, Bascome. Yes, I mean year-to-date, it's sitting around $155 million, $156 million. I mean it's no secret that it's behind what would have been our internal plan. The real estate, we always knew would be a wildcard in terms of exact timing for that. But we still see a path to the $0.5 billion.

Our equipment deliveries have picked up, especially on the tractor side here recently. So we expect to get to our number this year that was in the plan. So if I thought about $0.5 billion plus in spend, $250 million or so of that was around equipment. So we expect to get to that number.

We've got a lot of real estate deals in the pipeline. We've done some land buys already in the year, and those are relatively small investments. But we've got a couple of terminal deals that we hope to close this year, not only for openings that will occur this year, but stuff that we have teed up for next year in the pipeline. So we still see a path to the $0.5 billion plus.

And again, it's been nice to see some of the deliveries pick up. On a portion of our trailer buys, we're finally caught up on what was ordered and supposed to be delivered last year. We finally caught up on that recently and got that completed. So yes, we still see a path there. I think you can continue to see us think about an elevated level here as long as the economy is -- the landscape is attractive to us, I think you could see us spend it this 15% to 17% of revenue over the next two to three years, eventually probably tapering down to kind of a longer-term run rate in the low teens. So that's the outlook as we sit today.

Operator

We'll move to the next question from Ken Hoexter with Bank of America.

Ken Hoexter

Fritz and Doug, congrats on a solid quarter and hitting the 80% operating ratio. Really an impressive step. Just last year, it seemed like the comps decelerated through the quarter on a tons per day, right? So yet June slowed to 1%. So obviously, maybe just your thoughts on the economic backdrop here and the potential impact to pricing as we go through this.

Douglas Col

Yes. I mean, like we said, the customer has been surprisingly resilient and accepting of the increases that we've had to go seek. The comps on a tonnage basis get a little easier, not much in August and September. But in terms of feedback from our leaders in the sales group and all, the customer seems to still have a pretty positive outlook on the remainder of the year. In terms of rates, 11.7% was very good in the quarter on the contractual side.

Now going into Q3, I mean, there is a tougher comp there. And if you think about the timing of the contract renewals throughout the year, it's kind of ratably throughout the year. There's not a bid season where we do them all in September and October, or anything like that.

So if we think about our contractual renewals in Q3, there is a little tougher comp there. That kind of book of renewals last year in the third quarter got a 14.2% or 14.3% increase. So that's a little tougher comp for us coming up. I mean if those accounts got the right adjustments made last year, then this year we might not have to seek as much in rate because the account hopefully is operating better since we put through those increases. So those are kind of the variables at play.

But so far, our view of it is that the landscape for the industrial customer is still pretty good in terms of demand. And the inventory levels there seem a little bit more appropriate versus some of the bloated inventories we've seen in retail.

Ken Hoexter

So one of your peers noted a 0.1% claims ratio this morning, and you talked about 0.57%. Maybe just talk about, one: the cost, what is the differential to get there, the capital investment or newer equipment? And maybe talk about what's needed.

And then secondly, does it matter? Is 0.5%, is that way above industry average? Is it still something you want to work on? Maybe talk about, just give us a perspective of what that relatively means.

Douglas Col

Well, we've got a lot of good stuff to talk about around our initiatives on claims and all. But just to be clear on the math of it, and we do the math regularly, as you know, Ken. If I had better pricing, if I had the highest prices in the industry, my claims ratio would be quite a bit better than it's reported as well, right? As that denominator gets bigger, the ratio looks improved.

So we can fix some of that just by pricing better, but making a lot of investments around the claims experience if the whole company is focused on a customer-first kind of initiative, then you better have it right on the claims side. So investing a lot there and training and having the appropriate tools on the docks and the right equipment to be handling the freight with. So there's opportunity there for sure. And we feel like we're making progress and making good investments there to lead to further improvement.

Frederick Holzgrefe

And I would add that at that 0.57% that we're not standing pat at that. That's, as Doug pointed out, the math, but then underlying that, it's about driving that number even lower because that further differentiates that from our competition that may not disclose that number at all. And our customers will tell us that is a significant benefit for doing business with Saia. So if we have an opportunity to drive that even lower, that's a further differentiation. And I think that supports our whole operating thesis.

Operator

We'll take our next question from Jon Chappell with Evercore ISI.

Jon Chappell

Doug, I know you guys look at PT and salaries, wages and benefits holistically. A lot of focus on the ability to improve OR still in a slowing shipment count. I mean this PT is still pretty high as a percentage of revenue. So how quickly could you flex that down as the pace of tonnage or shipment count decelerates, but still goes up? Is this something where you could see an immediate relief on the PT side as soon as the third quarter? Does it take a couple of quarters lag time?

Douglas Col

Well, I mean, in general, we're able to use the required PT. I mean on a daily and weekly basis, you can make adjustments. Overall, I'd say with our good work on the HR side this year and with our efforts on the staffing side, I mean, our driver pool is up. We're able to handle more of those line haul runs internally. And I do think there's an opportunity over the next quarter or two to start reducing some of the PT miles and bringing those in-house just based on staffing. So that's an opportunity, and we are certainly looking forward to having our own drivers on some of those runs.

And our view is there's always going to be some of it just based on balance in the network and head haul versus backhaul, there's always going to be a good use of PT in the network. But I'd say staffing is going to help us take some miles out over the next couple of quarters.

Frederick Holzgrefe

As we grow, there's the opportunity to build density around it.

Jon Chappell

Right. Fritz, my follow-up to you same question I just asked on the last call, but the perception of the narrative can be pretty powerful until proven otherwise. I think there's this view that LTL was this direct beneficiary of capacity shortfalls and other silos of transportation.

And that as capacity eases, especially in TL, there's going to be this fleet of freight off of LTL networks that have kind of grown into maybe a growth rate that wasn't sustainable. Can you just speak to your book of business? And how much you would consider to be nontraditional LTL business? And what the risk may be to losing some share if the TL market continues to loosen?

Frederick Holzgrefe

I think if we study the results, there was a time at the depths of the pandemic as supply chains were reorganizing and coming back a bit, that we probably benefited from a little bit of spillover freight, we would call it. But I'd tell you, for the last several quarters, we're in a position where I think we're handling traditional LTL freight.

And I don't think that it's, to the extent that we actually carry heavier-weighted shipments, it's by choice, and maybe it's in a little bit of a backhaul lane or something like that. But the reality of it is that we're set up, we're focused and we generate returns at handling LTL freight. So the concept of entering that space is not appealing to us. And frankly, we haven't seen any of that to speak of and it's been several quarters, as I mentioned. So I don't think it's going to have a material impact on us going forward. I think our focus has got to be on our core LTL, and that's where we'll be.

Operator

We'll move forward to Chris Wetherbee with Citi.

Chris Wetherbee

I wanted to get your take on the relative pricing opportunity for you, particularly if we do go into a bit of a slower volume environment for the industry, and maybe there is some potential capacity opportunities out there for other folks. I just want to get a sense of if you think that sort of aids your ability to sort of work into this pricing gap between yourself and sort of the highest-priced peers, particularly given where your service is today?

Frederick Holzgrefe

Yes. I think that as you look, study the landscape and if we can differentiate on service and you can just assess the public data that's available around average revenue per bill, and I think you'd say that Saia is performing, providing that great service to customer, that's a differentiated point, and we need to be at market. So I think, as I mentioned earlier, maybe the rate of improvement, maybe it's not the same. But I still think that there is a path for us, and we've just got to continue to focus on our core execution. And we focus on what we can control.

Chris Wetherbee

Okay. Okay. No, that certainly makes sense. And then just if you can help us a little bit specifically in terms of the back half with the terminal openings. Do you have a sense of maybe what that's going to look like 3Q versus 4Q?

Frederick Holzgrefe

Yes. I think we mentioned we'll open five to seven the rest of the year. That includes two more in August. I don't know the exact timing of the others when they're going to open. But I would say broadly that the ones that we're opening in the sort of end of Q3 into Q4 are not going to have a material impact on results either on the top line or on the cost structure.

Operator

We'll go to our next question from Tom Wadewitz with UBS.

Tom Wadewitz

Wanted to ask you a little bit about the mix of shipments. I think you referred to it in July that you thought maybe retail was a little bit weaker in your shipments and industrial a little stronger. Have you seen a meaningful falloff in your shipments with the kind of consumer retail bucket yet? Or is that something you think might be occurring? I know that's not as big a leverage point as industrial. But is that something you've already seen with retail? Or is that something that kind of could develop as a headwind if you look out the next couple of months?

Douglas Col

Well, in terms of a B2C kind of consumer, I mean, our residential deliveries are still running in the high single-digit range most weeks. I don't know if the consumer patterns change or something and they're still buying, I don't think it impacts us if the consumer goes to the big-box retailer and picks up their product or whatever, I mean, that doesn't change to us. But overall, I guess, there's is consumer spend...

Tom Wadewitz

I'm saying more with like retailer customers, not to the home, but it could be to the DC, to the store or whatever. So not so much the home, but just the mix of retail customers versus industrial customers.

Douglas Col

No, I don't -- we don't have any big trends to report. There are large retail customers that are still active with us, and we're still working on bids and contract renewals for next year, and we don't have any callouts there for you in terms of a vertical that's acting differently than our overall mix.

Frederick Holzgrefe

Yes. And just recall that we don't have anything in our book of business that's over 3% of the total. So maybe it's on the margin somewhere, but we wouldn't have a call out.

Tom Wadewitz

Okay. So not something that's really been noticeable. If we do end up in an environment that's maybe like kind of '15, '16 or 2019 when you had a bit of a dip in industry tonnage, so let's say you're down mid-single digits tonnage, do you think that you'd be able to keep the operating ratio flat in that environment? I know that's hypothetical, but what's your best sense of how the OR might respond if you did see the market evolve to like a kind of mid-single digit decline in tonnage?

Douglas Col

Well, I mean, I don't know what time period you're talking about the decline occurring over. I mean you can go back to second quarter of 2020, and you've got a real life example, right? I mean in that sudden shock to the macro environment, margins didn't remain flat, but it was a pretty good quarter. I mean tonnage was down, I think in that particular quarter, 8% or 9% and we were still able to raise prices.

So there's more kind of gradual declines. I mean if you go back to 2019, tonnage was down most of the year. It ended up flattish for us because we opened a bunch of terminals. But even in that year, we pushed about 8% across on the yield side in a flat to down tonnage environment. So there's an opportunity certainly to hold margins flat in that kind of scenario and potentially improve them.

Tom Wadewitz

Yes. I was thinking more of a kind of typical freight cycle, not a 2Q '20 shock to the system, but more of a, hey, the market is weaker and you see down 4%, 5% tonnage for a couple of quarters. So even in that backdrop, do you think you can get yields up pretty well and margin respond to that favorably? Is that what you're saying?

Douglas Col

Well, I definitely think we'll be able to get yield. I mean the industry has been doing a really good job of pricing to cover inflation. When the largest carriers in our industry are so focused on it, that helps the rest of us. So last two or three freight cycles that where we saw down trends on the tonnage side, we've raised prices. So we react pretty well on the cost side of the business model. I mean we do that week and week out across 181 terminals. We're managing our daily labor costs and things like that across every terminal.

So we're building and managing a business for the long haul here, and we're in a business that's tied to industrial cyclicality. So to think you're never going to have a dip in tonnage at some point or shipments would be naive on all of our parts. So we'll manage the business through it like we have past cycles. And again, we're building the business for the next 20 and 50 years to tack on to the nearly 100-year history we've already built. So yes, we'll operate as best we can. And we think with the current pricing environment set up the way it is, we'll be able to maintain and hopefully expand margins.

Tom Wadewitz

Well, you guys have certainly done a strong job at building things. So congratulations on the good 2Q results. I appreciate the insights as well.

Frederick Holzgrefe

Thanks.

Operator

We'll take our next question from Tyler Brown with Raymond James.

Tyler Brown

I know lease expense is buried in the P&L, but what kind of inflation are you seeing when you reach the end of the life on a lease and you're having to renegotiate those leases?

Frederick Holzgrefe

It varies by market, of course, Tyler. I mean, obviously, you see significant lease market costs going up in places like Southern California or larger urban areas. The good news is, for us, is a lot of that is pretty staggered in terms of when the maturities of these are. But in some cases, we'll see upper single-digit increases. In other cases, frankly, we've had a couple of renewals recently that were, sort of, at inflation sort of a 3% thing. So they can vary quite a bit.

Tyler Brown

Interesting. Okay. But it kind of feels like the fundamental cost of door ownership either through company-owned, either through build costs or through lease costs just continues to rise. I mean doesn't that just fundamentally support industry-wide pricing efforts?

Frederick Holzgrefe

Tyler, there's nothing that we do that is not inflationary, right? So be it a technology, real estate, maintaining facilities if you're going to make an improvement, equipment cost, technology, all that sort of thing, it absolutely remains. And I think that heightens.

I think even in a slowing environment, you have to be able to get a return on those investments because there aren't things really in this business. Certainly, maybe you can use technology to drive a little bit of productivity or maybe you can do a better job handling freight, reduce your claims. But those things are on the margin. Fundamentally, it's inflationary business. And the real estate costs are a big part of that, and that's something we have to continue to be mindful of.

Tyler Brown

Okay. That's helpful. And then I know you and I have talked a lot about the attributes of these saturation terminals. You actually talked about the profitability increase in Atlanta. But I'm just curious, can you give any, call it, quantitative detail around what kind of P&D uplift you're seeing, say, in Atlanta? I'm assuming this is really attacking windshield time, that's probably where it manifests the most. And then secondly, does it still feel that we're in the early innings of this P&D productivity story?

Frederick Holzgrefe

Yes. Tyler, I think the P&D cost, that's a real one, right? So if driver was trying to service Northwest Atlanta from our Southeast terminal that was an hour of windshield time, both sides in traffic. You also have job retention and recruiting costs that's I don't want to call those soft costs, those are real. We're now recruiting drivers in the markets that we operate, where our customers are. That's really, really critical.

And I think we're in the early innings across the board. I think Atlanta has got the opportunity to continue to improve. We were trying to service Macon, Georgia from that same Atlanta terminal, and that was cost ineffective as well, and we couldn't provide service. So both things are an improvement there or an opportunity. I think we're in early innings there, for sure.

Operator

We'll take our next question from Jack Atkins with Stephens.

Jack Atkins

I kind of wanted to go back to the pricing opportunity front for a moment. Fritz, or Doug maybe you want to take this as well. But I know you guys have made some changes, maybe going back to the beginning of last year to your incentive compensation plans to get the sales force to attack pricing in a more beneficial way for the overall consolidated entity. I would just sort of be curious to get your take on what inning we're in, in terms of that being rolled out? And are there some additional tweaks that you all would consider making as we look forward to make that more effective if you feel like there's an opportunity for that?

Frederick Holzgrefe

I think it's been a great plan. I think it's rewarded folks that have embraced the great quality and service that we've provided, and they're making sure that we're compensated for it, and we share that with our team. That's important.

I think the most recent enhancement we've made this year is around putting incentives in place that tie our operating folks to servicing the customer. And you can see how they've embraced that with the service attributes and what we've been able to provide to customers for now the fifth consecutive quarter of, sort of, Net Promoter Score improvement. That's important.

Those things all kind of go together, and that syncs operations and sales together within a focus clearly on the customer. And I think we drive that. I think that is something that we can continue in an environment that may be more challenging. We may make some tweaks on the edges here. But what's most important is that we're getting the entire organization focused on taking care of the customer, and that seems to be working.

Jack Atkins

Okay. No, it absolutely is working. We can see it clearly in the results. I guess maybe for a quick follow-up, going back to I think Tom's question on the consumer retail side of the business versus industrial. I guess maybe taking a step back and thinking sort of when you look at your revenue and break that down, could you maybe update us on sort of where industrial customers are as a maybe a percentage of the mix versus retail and consumer levered customers? Just want to kind of get a breakdown on that if you have that handy.

Douglas Col

Jack, yes, I mean, we wouldn't have any update really on that. I mean 65%, 70% of the mix when we look at it is industrial customers. You've been on our docks, when you walk our dock, there's certainly an industrial feel for the freight we're moving, whether it's pipes and valves and building products and fasteners and chemicals, whatever it may be. But we've got some large, big-box retail customers.

If you think of the home improvement vertical and building supplies and things like that, there's some good business in there. I guess some of that might be retail mix. But if it's business into those locations, maybe it's coming from a manufacturer. So we don't spend a lot of time parsing it out. But again, the customer concentration is just not there where we're exposed to kind of big-box trends like some of the TL customers who have a lot of concentration in the big-box retailers. So our input there is probably not real helpful.

Jack Atkins

No, that it's just helpful to get that mix of 65% to 70%.

Operator

We'll take our next question from Bruce Chan with Stifel.

Bruce Chan

Fritz, just going back to that Net Promoter Score increase, which is great, by the way. I'm wondering how that absolute score compares with the rest of the industry, assuming you get that data from Mastio? And then maybe just a follow-up. I hope I didn't miss it, but any updates on where you think you are in terms of how much ground you need to make up on pricing versus the market given your level of service?

Frederick Holzgrefe

So the Net Promoter Score I quoted is our internal measurement. So those are against our customers. So we haven't gone through a Mastio exercise yet. That will be kind of more of a later this year. So what I would tell you is that as we poll our own customers, the feedback we're getting is becoming increasingly positive. And I think that's a great sign for performance.

Now what it looks like relative to the others, I don't have that yet. But relative to what -- or I should say, market sort of studies, but we're – versus our own measurement from customers, that is critical and that's what they're telling us. So that's good feedback for us.

I think the other element or the other part of your question, listen, I think the simplest way to look at that is, I think you measure and consider the other national LTL carriers and you look at their revenue per bill metric and you compare that to ours. And I think we stack up really well from a service perspective, if not better than most, and some would argue better than all. But the reality is, is that regardless of what the reference is if our average revenue per bill is less than the other national competitors that speaks to the opportunity.

Operator

We'll take our next question from James Monigan with Wells Fargo.

James Monigan

I just wanted to follow up on the comments you made around retail and industrial. I just wanted to understand if there is any difference in sort of profitability among the type of each sort of vertical freight. Should we think of one is more profitable or having certain characteristics that are more profitable than the other?

Douglas Col

No. We don't really look at it this way. I mean we need to make money and earn a decent return on all the business. So look, I mean, in general, I mean, higher-value freight, if you think of it that way, if you think of some of our industrial customers, if we're moving critical parts, if you think about maybe an oil services customer, if you're moving some sort of drilling component for a customer and it's time-sensitive and if you're late with it, you could impact production and, therefore, revenue. Sometimes those are shipments that are easier to charge higher prices for and you better deliver the service because you're impacting the customers' business in a big way there versus something that might be more commoditized, a pallet of goods where it's a restocking move or something like that, that's not as critical. So I mean that's the only call out I would have. But in terms of retail versus industrial, we want to do a good job for all those customers, and then we need to get paid for it. So we don't look at it any differently.

James Monigan

Got it. And then also keeping in mind that you're focused on continuous OR improvement, but you've also mentioned that sort of tough pricing comp and you've done it, and you put up some very impressive numbers in terms of year-over-year OR improvement. How should we think about that given the pricing comp across the back half? Should we see slower OR improvement just moving forward? Or do you think you can actually keep pace with some of the impressive results you put up?

Douglas Col

Well, we're going to try to keep pace with it. We've had tough pricing comps for years, and that's a good thing. So yes, we don't give a whole lot more guidance on that. But our hope, again, would be to continue to have good progress on the yield and pricing front, and you'll get some volatility quarter-to-quarter based on the comp. But overall, we've got to drive it higher.

Operator

We'll take our last question from Ariel Rosa with Credit Suisse.

Ariel Rosa

So one of the things we've talked about in the past has been just the difficulty of securing real estate just given how tight that market has been for industrial real estate. I'm wondering as maybe the economy starts to slow down a little bit, have you started to see maybe more compelling opportunities to add real estate? And does it perhaps actually even accelerate the pace at which you might look to add to your service center footprint if we see a little bit of a downturn or how you're thinking about that?

Frederick Holzgrefe

We're focused on expanding our footprint. So we're attuned to the market, and I don't know that it's quite as frenzied maybe as it was a year or two ago, but it's certainly one that we'll continue to focus on the opportunities there that you have seen some of the regional players have elected to exit. So that certainly creates opportunities.

To the extent that some of the larger players are maybe recasting their networks or reconsidering their footprint that creates opportunities for us. The best part about this for Saia is if you look at our current, sort of, balance sheet financial position, we're in a position we can execute and we're an attractive buyer, so to speak, in a sense that we're moving. Now we may not always open up facilities right away. We could, theoretically, buy them and call them inventory them for a further date for an opening. But I think that opportunity, maybe it's a little bit easier than it was. But we remain focused, and we've got a pretty good pipeline for the next two or three years around it.

Ariel Rosa

Got it. And the pipeline that you have, it's like you've already secured contracts for those facilities. It sounds like it's not like shift in the market with…

Frederick Holzgrefe

Not all of them. Some of them maybe you get an LOI, you're doing some intel due diligence on it, you find out gosh, you had a zoning problem here, we're going to exit that, you move something else in there. So they're not all secured, but they're all one. Our close rate is pretty good. So we'll hit our sort of growth plans. But these things take time. And certainly, when you're dealing with real estate that can always be challenging.

Ariel Rosa

Got it. That's helpful. And then just my last question. I wanted to understand one of your competitors and kind of the best-in-class leader has talked about how maybe in a slower environment, growing market share becomes a little bit more challenging for them because they try to hold the line on pricing.

I wanted to hear about how you guys are thinking about ability to take share in a slower environment, kind of given the demands around or your aspirations around kind of holding the line on pricing and maybe how that plays out in terms of the puts and takes?

Frederick Holzgrefe

Yes. I mean, listen, the way we think about this is pretty simple. We're going to take care of the customer. We're going to keep them first. That requires an ongoing investment in the business to provide very high levels of service. We'll expect to get paid. The pricing will be commensurate with that.

Perhaps it slows, I don't know. But at the end of it, Saia won't chase the strategy to get share for share's sake. I think if you follow us closely, we're pretty focused on driving returns in this business. So a strategy that was simply about chasing volume probably doesn't make much sense for us or not probably, it doesn't make sense for us. So we'll continue to stay pretty disciplined around that. That would be our approach.

Thank you. And thank you, everybody, for participating in today's call and your interest in the continuing Saia growth story.

Operator

And this concludes today's call. Thank you for your participation. You may now disconnect.